JOSEPH TROCHE********Certified Public Accountant
32 Main Street, Hassing on Hudson NY 10706, Tel. 914-478-1432, fax 914-478-1315

July 6, 2004

Security and Exchange Commission
Washington, D.C.  20549

Dear Sir or Madam;

I was previously the independent auditor for American First Associates, Corp. and until the date of February 13, 2004.  I reported on the financial statements of America First Associates, Corp. for the year ended December 31, 2002.  On February 13, 2004, my appointment as independent auditor for America First Associates, Corp. was terminated.  I have read the From 10-SBA and I agree with the statements.

Very truly yours,

/s/ Joseph Troche

Joseph Troche